Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP

702.382.2101 main
100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

March 31, 2026

Oncolytics Biotech Inc.

4350 Executive Drive, Suite 325

San Diego, California 92121

To the addressee set forth above:

We have acted as local Nevada counsel to Oncolytics Biotech Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the following shares (collectively, the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”): (i) 12,283,623 shares of Common Stock issuable under the Oncolytics Biotech Inc. Amended and Restated Stock Option Plan (the “Existing Stock Option Plan”), (ii) 4,750,000 shares of Common Stock issuable under the Oncolytics Biotech Inc. Inducement Non-Qualified Stock Option Agreement granted in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Agreement”) between the Company and Jared Kelly (the “Kelly Inducement Award”), (iii) 750,000 shares of Common Stock issuable under the Inducement Agreement between the Company and Andrew Aromando (the “Aromando Inducement Award”), (iv) 500,000 shares of Common Stock issuable under the Inducement Agreement between the Company and John McAdory (the “McAdory Inducement Award”), (v) 300,000 shares of Common Stock issuable under the Inducement Agreement between the Company and Yujun Wu (together with the Kelly Inducement Award, the Aromando Inducement Award and the McAdory Inducement Award, the “Inducement Awards”), and (vi) 23,122,173 shares of Common Stock issuable under the Oncolytics Biotech Inc. 2026 Incentive Award Plan (the “2026 Plan”), including (a) 6,500,000 shares of Common Stock constituting the initial share reserve available for future issuance under the 2026 Plan, (b) up to 3,486,794 shares of Common Stock that may become available for issuance under the 2026 Plan from the Existing Stock Option Plan or the Oncolytics Biotech Inc. Amended and Restated Incentive Share Award Plan (the “Existing Incentive Share Award Plan” and, together with the Existing Stock Option Plan, the “Existing Plans”, and together with the Inducement Awards and the 2026 Plan, the “Plans”) pursuant to Article IV of the 2026 Plan, and (c) 13,135,379 shares of Common Stock (the “Evergreen Shares”) that may become available for issuance under the 2026 Plan pursuant to Section 11.26(iv) thereof. This opinion letter is being delivered at your request, pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares as contemplated by the Plans and as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner contemplated by each of the Plans, and as presently proposed in the Registration Statement.

For purposes of issuing the opinion hereinafter expressed, we have (a) made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Plans, (iii) the Company’s articles of incorporation and bylaws, and (iv) such other agreements, instruments, corporate records (including resolutions of the board of directors and any committee thereof and of the stockholders of the Company) and other documents, or forms thereof, as we have deemed necessary or appropriate, and (b) obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

Oncolytics Biotech Inc.

March 31, 2026

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the Plans are valid, binding and enforceable obligations of the Company; (ii) each natural person executing a document had at all relevant times and has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iv) the statements of fact and representations and warranties set forth in the documents we have reviewed, including the Plans, are and will at all relevant times be, true and correct as to factual matters; (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (vi) after the issuance of any Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, plan or arrangement, including any of the Plans, or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation; and (vii) the number of shares of Common Stock that may become available for issuance under Section 11.26(iv) of the 2026 Plan will equal or exceed the number of Evergreen Shares.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to, and based exclusively on, the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, if, when and to the extent issued in accordance with all applicable terms and conditions set forth in the relevant Plan and in exchange for the consideration required thereunder, and as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

Oncolytics Biotech Inc.

March 31, 2026

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP